EXHIBIT 99

                                               BETHLEHEM
                                               Bethlehem Steel Corporation
                                               Corporate Communications Division
                                               Public Affairs Department
                                               1170 Eighth Avenue
                                               Bethlehem, PA  18016-7699
                                               (610) 694-6308 - Phone
                                               (610) 694-1509 - Fax
                                               INTERNET HOMEPAGE ADDRESS
                                               http://www.bethsteel.com



FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

                  BETHLEHEM SIGNS ASSET PURCHASE AGREEMENT WITH
                            INTERNATIONAL STEEL GROUP

           BETHLEHEM, Pa., March 13, 2003 - Bethlehem Steel Corporation has signed an asset purchase agreement (APA) to sell substantially all of its assets to International Steel Group (ISG) of Cleveland, Ohio.

           The agreement includes the sale of Bethlehem's steelmaking and finishing operations, its interest in joint ventures and surplus property.

           "Over the past few months, Bethlehem and ISG have worked hard to ensure that Bethlehem's assets will remain a vibrant part of the domestic steel industry. I have confidence in ISG's ability to continue the legacy of Bethlehem Steel by providing rewarding jobs, serving our customers and remaining a good corporate citizen," said Robert S. Miller, Bethlehem's chairman and chief executive officer.

           "The United Steelworkers of America (USWA) and ISG have embraced a new working relationship that will set the standard in the steel industry in this country. Leo Gerard, president of the international union of the USWA, is leading a revolution in how workers in basic industries will contribute to the success of their companies while receiving their rewards for their companies' successes. I am hopeful that this new approach to labor relations will strengthen our nation's industrial base," Mr. Miller said. "We also appreciate the breathing room afforded by President Bush's steel trade program that has allowed Bethlehem and ISG to focus on strengthening the U.S. steel industry through necessary consolidation. This is a new beginning for our facilities and for the steel industry, and the future looks much brighter today," Mr. Miller said.

           Bethlehem's board of directors approved the agreement in principle in early February, and the asset purchase agreement was signed late yesterday. "We believe this sale represents the best value to be obtained for our assets for the benefit of Bethlehem's constituents. It will allow our facilities to continue operations with no disruption for our employees, our customer service and our payments to suppliers," Mr. Miller said.

           The agreement is subject to approval by the bankruptcy court having jurisdiction of Bethlehem's chapter 11 case, required governmental approvals and other consents, and the resolution of certain claims of the Pension Benefit Guaranty Corporation.

           A motion to approve the bidding procedures for the sale will be filed by Bethlehem in the next few days with the U.S. Bankruptcy Court for the Southern District of New York. The proposed sale to ISG will be subject to higher and better offers consistent with the approved bidding procedures as well as subsequent court approval of the sale and the APA. "Although we are unaware of any competing bidders for all of Bethlehem's assets, the auction process will invite competing bids and will ensure that the ISG offer is the best available alternative. With court approval, we anticipate the sale of Bethlehem's assets will be concluded in the second quarter of 2003," Mr. Miller said.

           Upon completion of the sale, Bethlehem's assets will constitute the larger portion of what will become the nation's largest integrated steel company. International Steel Group, with Bethlehem's assets, will have shipment capability of 16 million tons and "will be the most significant consolidation thus far in the domestic steel industry. I believe this combination of ISG and Bethlehem will have the ability to become a strong global company," he said.

           Bethlehem's assets include steelmaking facilities in Burns Harbor, Ind.; Sparrows Point, Md.; Steelton, Pa., and Coatesville, Pa. as well as finishing facilities in Lackawanna, N.Y.; Conshohocken, Pa., and Columbus, Ohio. In addition, Bethlehem participates in several joint ventures. Other assets include land on the sites of former Bethlehem operations, primarily in New York and Pennsylvania.

NOTE TO REPORTERS: STEVE MILLER WILL HOST A CONFERENCE CALL FOR MEDIA ONLY THIS MORNING AT 11 A.M. EST. TO RECEIVE THE CALL-IN NUMBER, CONTACT BETTE KOVACH AT 610-694-6308 OR AT ELIZABETH.KOVACH@BETHSTEEL.COM.

Media contact:                                        Investor contact:
Bette Kovach                                          Jeff Faloba
610-694-6308                                          610-694-2206





                                       3